Exhibit 8.2

October 16, 2019

Board of Directors

Frederick County Bancorp, Inc.

9 North Market Street

Frederick, MD 21701

Re:                             Merger of ACNB Corporation and Frederick County Bancorp, Inc.

Dear Members of the Board:

We have acted as special counsel to Frederick County Bancorp, Inc., a Maryland corporation (“FCBI”), in connection with the planned merger (the “Merger”) of FCBI with and into ACNB South Acquisition Subsidiary, LLC, a Pennsylvania limited liability company and a wholly-owned subsidiary of ACNB Corporation, a Pennsylvania corporation (“ACNB”), pursuant to the Agreement and Plan of Reorganization (the “Reorganization Agreement”), by and among ACNB, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, FCBI, and Frederick County Bank, dated as of July 1, 2019.

In connection with this opinion, we have reviewed: (i) the Reorganization Agreement; (ii) the Registration Statement on Form S-4 filed by ACNB with the Securities and Exchange Commission in connection with the Merger on September 16, 2019 (the “Registration Statement”) and the Prospectus/Proxy Statement included therein; and (iii) the certificates of Officers of FCBI and ACNB as to certain factual matters, dated as of the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of FCBI and ACNB, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We also have relied upon the accuracy of the Registration Statement.  In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Reorganization Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party), and (ii) the statements concerning the Merger set forth in the Reorganization Agreement and the Registration Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time (as defined in the Reorganization Agreement).

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions and interpretive ruling of the IRS, existing judicial decisions, and such other authorities as we have considered relevant as of the date hereof (“Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) New Windsor and ACNB will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.  We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger to U.S. holders (as defined in the Registration Statement) of FCBI common stock.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues.  It is possible that Congress could enact new law, or that the Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein.  It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein.  Any changes in the law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of United States federal taxation.  This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to the laws and facts existing on the date hereof.  By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretation of such laws or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Jeffrey A. Markowitz
Principal